Filed Pursuant to Rule 433

Registration Statement Number 333-191239

July 12, 2016

COMCAST CORPORATION

$700,000,000 1.625% NOTES DUE 2022

$1,400,000,000 2.350% NOTES DUE 2027

$1,000,000,000 3.200% NOTES DUE 2036

$1,400,000,000 3.400% NOTES DUE 2046

Final Term Sheet

Issuer:	Comcast Corporation (the “Company”)

Guarantors:	Comcast Cable Communications, LLC
NBCUniversal Media, LLC

Issue of Securities:	1.625% Notes due 2022

2.350% Notes due 2027

3.200% Notes due 2036

3.400% Notes due 2046

Denominations:	$2,000 and multiples of $1,000 in excess thereof

Use of Proceeds:	The Company intends to use the net proceeds from this offering, after deducting the underwriters’ discount and expenses, to fund its acquisition of DreamWorks Animation SKG, Inc., and for working capital and general corporate purposes. The DreamWorks purchase price is approximately $3.8 billion.

Indenture:	Indenture dated as of September 18, 2013 by and among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of November 17, 2015 by and among the Company, the guarantors named therein and the Trustee.

Trustee:	The Bank of New York Mellon

Expected Ratings:[1]	Moody’s: A3; S&P: A-; Fitch: A-

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA Inc.
Barclays Capital Inc.
Goldman, Sachs & Co.
SMBC Nikko Securities America, Inc.

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Wells Fargo Securities, LLC
Commerz Markets LLC
DNB Markets, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
Lloyds Securities Inc.
SG Americas Securities, LLC
Allen & Company LLC
Evercore Group L.L.C.

Junior Co-Managers:	CastleOak Securities, L.P.
C.L. King & Associates, Inc.
Drexel Hamilton, LLC
Lebenthal & Co., LLC
Loop Capital Markets LLC
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

Trade Date:	July 12, 2016

Settlement Date:	July 19, 2016 (T+5)

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

1.625% Notes Due 2022

Aggregate Principal Amount:	$700,000,000

Maturity Date:	January 15, 2022

Interest Rate:	1.625% per annum, accruing from July 19, 2016 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2017

Benchmark Treasury:	UST 1.125% due June 30, 2021

Benchmark Treasury Price/Yield:	100-04 3⁄4 / 1.094%

Spread to Benchmark:	+55 bps

Yield to Maturity:	1.644%

Optional Redemption:	The 1.625% Notes due 2022 are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” Prior to December 15, 2021 (one month prior to the maturity of the 1.625% Notes due 2022) (the “Par Call Date”), the Redemption Price is the greater of (i) 100% of the principal amount of such notes, and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the Par Call Date, in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus 10 basis points. On and after the Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes. In each case described in this paragraph, the Redemption Price will include accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 1.625% Notes due 2022 may be issued. The 1.625% Notes due 2022 and any additional 1.625% Notes due 2022 that may be issued may be treated as a single series for all purposes under the indenture

CUSIP / ISIN:	20030N BV2 / US20030NBV29

Public Offering Price:	99.901% plus accrued interest, if any, from July 19, 2016

Underwriters’ Discount:	0.250%

Net Proceeds to Comcast, Before Expenses:	99.651% per $1,000 principal amount of 1.625% Notes due 2022; $697,557,000 total

2.350% Notes Due 2027

Aggregate Principal Amount:	$1,400,000,000

Maturity Date:	January 15, 2027

Interest Rate:	2.350% per annum, accruing from July 19, 2016 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2017

Benchmark Treasury:	UST 1.625% due May 15, 2026

Benchmark Treasury Price/Yield:	101-00+ / 1.513%

Spread to Benchmark:	+85 bps

Yield to Maturity:	2.363%

Optional Redemption:	The 2.350% Notes due 2027 are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” Prior to October 15, 2026 (three months prior to the maturity of the 2.350% Notes due 2027) (the “Par Call Date”), the Redemption Price is the greater of (i) 100% of the principal amount of such notes, and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the Par Call Date, in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus 15 basis points. On and after the Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes. In each case described in this paragraph, the Redemption Price will include accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 2.350% Notes due 2027 may be issued. The 2.350% Notes due 2027 and any additional 2.350% Notes due 2027 that may be issued may be treated as a single series for all purposes under the indenture

CUSIP / ISIN:	20030N BW0 / US20030NBW02

Public Offering Price:	99.880% plus accrued interest, if any, from July 19, 2016

Underwriters’ Discount:	0.450%

Net Proceeds to Comcast, Before Expenses:	99.430% per $1,000 principal amount of 2.350% Notes due 2027; $1,392,020,000 total

3.200% Notes Due 2036

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	July 15, 2036

Interest Rate:	3.200% per annum, accruing from July 19, 2016 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2017

Benchmark Treasury:	UST 2.500% due February 15, 2046

Benchmark Treasury Price/Yield:	105-14 / 2.247%

Spread to Benchmark:	+100 bps

Yield to Maturity:	3.247%

Optional Redemption:	The 3.200% Notes due 2036 are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” Prior to January 15, 2036 (six months prior to the maturity of the 3.200% Notes due 2036) (the “Par Call Date”), the Redemption Price is the greater of (i) 100% of the principal amount of such notes, and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the Par Call Date, in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus 15 basis points. On and after the Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes. In each case described in this paragraph, the Redemption Price will include accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 3.200% Notes due 2036 may be issued. The 3.200% Notes due 2036 and any additional 3.200% Notes due 2036 that may be issued may be treated as a single series for all purposes under the indenture

CUSIP / ISIN:	20030N BT7 / US20030NBT72

Public Offering Price:	99.313% plus accrued interest, if any, from July 19, 2016

Underwriters’ Discount:	0.650%

Net Proceeds to Comcast, Before Expenses:	98.663% per $1,000 principal amount of 3.200% Notes due 2036; $986,630,000 total

3.400% Notes Due 2046

Aggregate Principal Amount:	$1,400,000,000

Maturity Date:	July 15, 2046

Interest Rate:	3.400% per annum, accruing from July 19, 2016 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2017

Benchmark Treasury:	UST 2.500% due February 15, 2046

Benchmark Treasury Price/Yield:	105-14 / 2.247%

Spread to Benchmark:	+120 bps

Yield to Maturity:	3.447%

Optional Redemption:	The 3.400% Notes due 2046 are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” Prior to January 15, 2046 (six months prior to the maturity of the 3.400% Notes due 2046) (the “Par Call Date”), the Redemption Price is the greater of (i) 100% of the principal amount of such notes, and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the Par Call Date, in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus 20 basis points. On and after the Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes. In each case described in this paragraph, the Redemption Price will include accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 3.400% Notes due 2046 may be issued. The 3.400% Notes due 2046 and any additional 3.400% Notes due 2046 that may be issued may be treated as a single series for all purposes under the indenture

CUSIP / ISIN:	20030N BU4 / US20030NBU46

Public Offering Price:	99.126% plus accrued interest, if any, from July 19, 2016

Underwriters’ Discount:	0.750%

Net Proceeds to Comcast, Before Expenses:	98.376% per $1,000 principal amount of 3.400% Notes due 2046; $1,377,264,000 total

It is expected that delivery of the notes will be made against payment therefor on or about July 19, 2016, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Edurardo Mestre, one of the Company’s directors, is a non-employee senior advisor to Evercore Partners, which is an affiliate of Evercore Group L.L.C., one of the underwriters.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at (800) 831-9146, J.P. Morgan Securities LLC at (212) 834-4533 or Mizuho Securities USA Inc. at (866) 271-7403.